UNITED STATES
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GSI Commerce, Inc.

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The following newsletter was distributed via email to all employees of GSI Commerce, Inc. on May 24, 2011:
Welcome to the first edition of the eBay + GSI employee newsletter. This newsletter was created with you in mind — we want to keep GSI employees informed of activities related to eBay’s planned acquisition of GSI Commerce. If you have any questions or suggestions for topics to be included in the newsletter, please e-mail them to ebayquestions@gsicommerce.com.
GSI and eBay: Better Together
As you know, there is a new retail landscape where the distinctions between online and offline commerce are disappearing. And technology trends such as mobile, local, social and digital are changing how people shop. The proposed acquisition of GSI by eBay is a proof point to how dramatic those changes are ... and the incredible opportunity that exists for all of us as a result.
Retailers and brands want a partner that can enable multichannel distribution, create demand and drive shopping innovation. eBay wanted to partner with a company that empowers and supports retailers and does not compete with them.
Together GSI and eBay intend to deliver all of this while also driving powerful synergies among the businesses: GSI — and the retailers and brands it serves — is expected to benefit by having eBay as a new channel and increased use of PayPal as a payment method. Additionally, GSI can take advantage of eBay’s technology capabilities, such as Red Laser and Milo, and its mobile commerce innovations. At the same time, eBay and PayPal are expected to benefit from increased partnership opportunities and deeper relationships with leading retailers and brands.
John Donahoe, President and CEO, eBay, Inc. and Chris Saridakis, CEO, GSI Global Marketing Services
By adding GSI to eBay’s already strong portfolio of online commerce and payments brands, eBay will have unmatched capabilities to connect buyers and sellers worldwide. Following the proposed acquisition, eBay and GSI will be well positioned to be the strategic global commerce partner of choice for retailers of all sizes.
“GO-SHOP” Period Ends
On Monday, May 9, GSI issued a news release that provided an update on the planned acquisition of GSI by eBay.
First, the 40-day “go-shop” period pursuant to the terms of the previously announced agreement expired. The “go-shop” period meant that from the time the deal was entered into on March 27 until 11:59 p.m. California time on May 6, 2011, GSI’s financial advisor contacted numerous potential acquirers about making an alternative acquisition proposal to acquire GSI. The “go-shop” period expired without any alternative acquisition proposals being received by GSI.
In addition, GSI also received notice from the Federal Trade Commission granting early termination of the mandatory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”). This means that one of the conditions to closing the potential acquisition has been satisfied.
Lastly, a June 17, 2011 date has been set for the special meeting of GSI stockholders to consider and vote upon the proposal to adopt the merger agreement. The release also stated that the merger could be completed as early as the end of the second quarter of 2011.
May, 2011
www.gsicommerce.com/ebay-gsi/

M&A 101 — Glossary
Within the world of mergers and acquisitions, there are a lot of unique words and phrases that most of us don’t encounter in our normal day-to-day jobs. To help everyone understand this new terminology, we’ll feature a glossary of terms in each issue of the newsletter — starting with some general terms.
Acquisition: When one company acquires control of another company through purchase and/or stock exchange (source: Wikipedia, investorwords.com). The proposed deal between eBay and GSI is an acquisition, whereby eBay has agreed to acquire GSI.
Merger: When two companies agree to combine operations and interests. An example of a recent merger between two companies would be the Wells Fargo merger with Wachovia.
Signing: The day that the transaction is signed by the companies involved. This is often the same day that the transaction is officially announced. The eBay—GSI transaction agreement was signed on March 27 and announced on March 28.
Transaction Close: The day that the transaction is finalized and officially completed. It is estimated that the eBay-GSI transaction will close as early as the end of the second quarter of 2011. Pre-close: the days between the signing and close. Post-close: the time period after the close of the transaction.
SEC: The U.S. Securities and Exchange Commission is the regulatory body that governs publicly traded companies in the U.S. Their stated mission is to protect investors, maintain fair, orderly, and efficient markets, and facilitate capital formation. (source: SEC.gov)
Hart-Scott-Rodino Act of 1976, as amended: An antitrust regulation requiring any investor seeking to acquire assets, securities or non-corporate interests valued in excess of $66 million to file a notification with the federal government. The filing marks the beginning of a 30-day review period.
Proxy: A written authorization given by a shareholder for someone else, usually the company’s management, to cast his/her vote at a shareholder meeting or at another time. (source: investorwords.com)
“Go shop” period: The time when a public company that is being sold is allowed to seek out competing offers after it has agreed to a purchase offer. The GSI “go shop” period expired at 11:59 p.m. California time on Friday, May 6.
GSI-eBay Specific Terms
Integration: The post-close process by which GSI will become a part of eBay through legal, technical support, HR, finance, business strategies and P&L commitments, etc.
Integration planning: The work being done before the transaction close to plan for the actual integration activities that will take place post-close.
Business units: The term inside eBay used to describe the major segments of the organization such as Marketplaces (eBay around the world) and PayPal. GSI Commerce will become a new business unit for eBay.
Divestment: The process by which an asset such as a property or investment is sold to another property. After the transaction between GSI and eBay closes, there is a planned divestment and separation by eBay of RueLaLa, ShopRunner, TeamStore (GSI’s Sports League business) and Fanatics. These entities will be acquired by NRG Commerce, the new company that Michael Rubin will lead.
May, 2011
www.gsicommerce.com/ebay-gsi/

Employee FAQs
Each newsletter will feature a section on the most frequently asked questions (FAQs) that are on the minds of GSI employees. Please feel free to submit any questions to ebayquestions@gsicommerce.com
1. When will we know if GSI is going to become a part of eBay?
GSI has announced that it expects the transaction to close as early as the end of the second quarter of 2011.
2. What are the plans for GSI’s King of Prussia office locations post-close?
King of Prussia is an important part of GSI, and we plan to continue to have GSI’s headquarters in King of Prussia.
3. Will NRG employees in King of Prussia or other GSI locations have to move to new offices?
Right now, we’re focused on the integration planning. During this time, we’re considering each location to determine the best course for the two businesses. Since GSI and NRG will be separate companies, we do expect to have some changes for employees in work locations over time.
4. eBay and GSI announced plans for $60 million in synergies. What does this include?
The synergies target is based on a combination of factors including expected top-line revenue benefits across eBay and GSI that we expect to deliver in 2013. It also includes lower payment processing costs and general cost savings to the business.
5. Are there plans for layoffs?
A limited number of positions may be impacted by the acquisition where duplication of functions exists. We will take every opportunity to help impacted employees find suitable roles within the company. Employees leaving GSI will be treated with respect and will be provided severance where appropriate.
6. What kind of HR changes should I expect as an employee? Will there be any immediate changes to my title or responsibilities?
The eBay and GSI HR teams are working together to develop HR plans that are appropriate for the GSI team and that will work for the GSI business. We will keep employees updated along the way. There are no plans for changes before close. We need to fully understand both organizations before we make any changes, and that may take some time after close.
7. What other kinds of changes should we expect?
For several months after the closing of the deal, employees can expect changes—big and small—designed to integrate the GSI team into eBay. For example, Chris Saridakis will be taking over leadership of GSI, and we’ll be saying thank you and good luck to our NRG colleagues. We’re going to be a part a dynamic company that is larger and more global. Over time, GSI will have new policies and systems as we become part of eBay. This is a normal part of the process.
With each step, it may feel like a lot of change, and that can be unsettling. That’s why we’re committed to continuing communications leading up to the close, and for many months after, to keep our employees informed as we work through this exciting period. We’re expecting the best from everyone through the transition and thank you for your hard work and commitment to our clients.
May, 2011
www.gsicommerce.com/ebay-gsi/

Meet eBay’s Leaders
John Donahoe
President and Chief Executive Officer, eBay Inc.
John became president and CEO of eBay Inc. on March 31, 2008. In this role, he has global responsibility for growing the company’s core e-commerce and payments businesses, which include eBay and PayPal. As CEO, John has aimed to redefine the company as a global e-commerce and payments leader through a strong focus on innovation and customers. Under his watch, the company has aggressively grown payments worldwide, made major strides in reinvigorating its core marketplace business, and established an early lead in mobile commerce. John also serves as leader for the global eBay Marketplaces business unit during an ongoing executive search process.
In addition, John has brought strategic clarity to the overall business — selling off a majority of Skype in 2009 — and centered acquisitions on important e-commerce markets (e.g., Gmarket in Korea and GittiGidiyor in Turkey), as well in burgeoning growth areas like transactional credit (e.g., Bill Me Later) and mobile commerce (Red Laser).
John joined eBay in February 2005 as president of eBay Marketplaces, responsible for all elements of eBay’s global e-commerce businesses. In this role, he focused on expanding eBay’s core business, which accounts for a large percentage of the company’s revenues. John also oversaw a number of strategic acquisitions, including Shopping.com, StubHub and classifieds site Gumtree. During his three-year tenure as president of Marketplaces, revenues and profits for the division doubled.
Prior to eBay, John spent more than 20 years at Bain & Company, a worldwide consulting firm based in Boston. Starting as an associate consultant, John rose to become the firm’s CEO, where he oversaw Bain’s 30 offices and 3,000 employees.
In addition to serving on the Board of Directors for eBay Inc. and Intel Corp., John is also on the Board of Trustees of Dartmouth College. In 2010, he was appointed to serve on President Barack Obama’s White House Council for Community Solutions.
Bob Swan
Senior Vice President, Finance and Chief Financial Officer, eBay Inc.
Bob is responsible for all aspects of eBay Inc.’s finance function including controllership, financial planning and analysis, tax, treasury, audit, mergers and acquisitions, and investor relations.
Prior to joining eBay in February 2006, Bob was CFO and executive vice president at Electronic Data Systems Corporation (EDS). With financial responsibility for a global organization with revenues of more than $20 billion and 117,000 employees, he oversaw the controllership, treasury, tax, investor relations, audit, planning, mergers and acquisitions, supply chain management and corporate administrative functions for EDS.

Prior to EDS, Bob served as CFO and executive vice president at TRW, Inc., and also held executive-level positions at Webvan Group, Inc., providing him with valuable Silicon Valley experience. He began his career with General Electric (GE) in 1985 and spent 15 years in a variety of positions, including corporate audit staff and CFO at GE Transportation Systems and GE Medical Systems-Europe. He left GE in 1999 as vice president of finance and CFO of GE Lighting.
Caution Regarding Forward Looking Statements
This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, are forward-looking statements. These forward looking statements address, among other things activities, events or developments that we expect, believe or anticipate will or may occur in the future, including our statements relating to the anticipated effects of the proposed merger with eBay and its anticipated benefits if consummated. These forward-looking statements are subject to a number of risks that could cause actual results to differ materially from those contained in the forward-looking statements, including the risk that our stockholders may not approve the merger and that the regulatory approvals and any other required approvals in connection with the merger may not be obtained on the proposed terms or at the times anticipated, as well as the risk factors described in Part I, Item 1A, of our 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, on March 1, 2011 and Part II, Item 1A, of our Quarterly Report on Form 10-Q filed with the SEC on May 5, 2011.
Currently unknown or unanticipated risks, or risks that emerge in the future, could cause actual results to differ materially from those described in forward-looking statements, and it is not possible for us to predict all such risks, or the extent to which this may cause actual results to differ from those contained in any forward-looking statement. Except as required by law, we assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.
Important Merger Information
This communication may be deemed to be solicitation material in respect of the proposed acquisition of GSI Commerce by eBay. In connection with the proposed acquisition, GSI Commerce filed with the SEC, and mailed to its stockholders, a definitive proxy statement on Schedule 14A on May 11, 2011. GSI Commerce and eBay also intend to file other relevant materials with the SEC. Stockholders of GSI Commerce are urged to read the definitive proxy statement and all other relevant documents filed with the SEC when they become available because they contain, or will contain, important information about the proposed transaction. This communication is not a solicitation of a proxy from any security holder of GSI Commerce.
Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov. In addition, GSI Commerce stockholders may obtain free copies of the documents filed with the SEC when available by contacting GSI Commerce’s Investor Relations at 610-491-7068. You may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
GSI Commerce and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of GSI Commerce common stock in respect of the proposed transaction. Information regarding the directors and executive officers of GSI Commerce is available in the 2010 Annual Report on Form 10-K, filed with the SEC on March 1, 2011, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 29, 2011. Additional information regarding the interests of such potential participants is included in the definitive proxy statement filed with the SEC and will be included in other relevant documents filed with the SEC when they become available.